Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

EMMIS PUBLISHING, L.P.,

and

COUNTRY SAMPLER, LLC

and

BIG SANDY REALTY, LLC

Dated as of October 1, 2012

EXECUTION COPY

APPENDICES

Appendix A	Definitions
Appendix B	Notices

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment & Assumption Agreement
[Reserved]
Exhibit D	Form of Registered Intellectual Property Assignment
Exhibit E	Domain Name Assignments
Exhibit F	Form of Non-Competition Agreement
Exhibit G	Form of Subscription Fulfillment and Printing Agreement
Exhibit H	Form of Website Services Agreement

SCHEDULES

Schedule 2.2(e)	Web Sites
Schedule 2.2(g)	Purchased Contracts
Schedule 2.5(a)	Current Liabilities
Schedule 2.11	Purchase Price Allocation
Schedule 3.3	Seller Consents and Approvals
Schedule 3.4	Lists
Schedule 3.5(a)	Statements of Operations
Schedule 3.5(b)	Business-Related Liabilities
Schedule 3.6	Material Changes
Schedule 3.7(b)	State Tax Schedule
Schedule 3.9	Governmental Authorization
Schedule 3.12-1	Employees and Independent Contractors
Schedule 3.12-2	Employment Agreements
Schedule 3.14(c)	Top Five Suppliers/Vendors
Schedule 3.15(a)	Fixed Assets; Personal Property Leases
Schedule 3.16	Real Property
Schedule 3.19(a)	Licensed Proprietary Rights
Schedule 3.19(b)	Seller Marks
Schedule 3.19(d)	Seller Copyrights
Schedule 3.19(f)	Software
Schedule 3.19(h)	Purchased Proprietary Rights
Schedule 3.21(b)	Publications; Subscription and Advertising Rates
Schedule 3.21(c)	Circulation Quantities
Schedule 3.23	Indebtedness
Schedule 5.6(b)	Terminated Employees Not Transferred

i

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 1, 2012, by and among EMMIS PUBLISHING, L.P., an Indiana limited partnership (the “Seller”), and COUNTRY SAMPLER, LLC, an Indiana limited liability company (the “CS Buyer”), and BIG SANDY REALTY, LLC, an Indiana limited liability company (the “BSR Buyer”) (individually, each a “Buyer” and collectively, the “Buyers”).

Background Statement

The Seller is engaged in, among other things, the business (the “Business”) of publishing the consumer magazine known as Country Sampler, its special interest publication Country Sampler Home Tours, and the trade magazine known as Smart Retailer (formally known as Country Business) (collectively, with their related supplements, websites, special reports, special interest publications, newsletters, special issues and other editorial products and directories related exclusively to the Business, the “Publications”).

The Seller desires to sell, and the Buyer desires to purchase, substantially all of the assets of the Seller used exclusively in connection with the Business, for the consideration and on the terms set forth herein.

Statement of Agreement

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to them in Appendix A.

1.2 Construction.

(a) The article and section headings contained in this Agreement are solely for the purpose of reference and convenience, are not part of the agreement of the parties, and shall not in any way limit, modify or otherwise affect the meaning or interpretation of this Agreement.

(b) References to a “Section” or “Article” refer to the corresponding Section or Article of this Agreement unless otherwise specified.

(c) Unless the context requires otherwise, the words “include”, “including” and variations thereof mean without limitation, the words “hereof”, “hereby”, “herein”, “hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear, and any reference to a statute, regulation or law shall mean any statute, regulation or law as in effect on the date hereof.

(d) Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders.

(e) Currency amounts referenced herein are in U.S. dollars.

(f) References to a number of days refer to calendar days unless business days are specified. Except as otherwise specified, whenever any action must be taken on or by a day that is not a business day, then such action may be validly taken on or by the next day that is a business day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under United States generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants (“GAAP”).

ARTICLE II

PURCHASE, TERMS OF PAYMENT AND CLOSING

2.1 Purchase and Sale of Assets. On the Closing Date, the Seller shall, on the terms and subject to the conditions of this Agreement and as of the Effective Time, sell, convey, assign, transfer and deliver to the Buyers, and the Buyers shall purchase, acquire and accept from the Seller, all of the Purchased Assets, free and clear of all Liens, except for Permitted Liens and, solely with respect to the Real Property, the Permitted Exceptions, in exchange for payment of the Purchase Price.

2.2 Purchased Assets. For purposes of this Agreement, the term “Purchased Assets” means all of the assets, rights and properties used or held for use by the Seller exclusively in connection with the Business, including the following assets, rights and properties, but excluding the Excluded Assets:

(a) to the extent located at the Real Property, all Fixed Assets of the Seller used by the Seller exclusively in connection with the Business, including the Fixed Assets listed on Schedule 3.15(a);

(b) the Real Property, together with all buildings, fixtures, structures, signage and improvements erected or located at the Real Property;

(c) to the extent located at the Real Property or at the location of Palm Coast Data, all Inventories of the Seller used by the Seller exclusively in connection with the Business (other than paper stock), including, to the extent owned by the Seller, all display boxes, shipping cartons, digital images, logos, vector graphics, page-makeup electronic files, digital archives, production film, plates, negatives and other reproductive media and all camera ready copy for the Publications, all stocks of back issues of each of the Publications published prior to the Effective Time, all editorial and art work in progress, commissioned but unpublished articles and editorial pieces for the Publications, including all correspondence with free-lance authors, all editorial material, photographs and all research files for published and unpublished articles and editorial pieces and the editorial library of information of the Publications, in any form of media maintained by or for the Seller, all seminar and sponsored industry event materials and displays, all promotional and marketing materials (including any graphics, panels and banners relating exclusively to the Publications) and sales kits with respect to the Publications, all printing and cutting dies and all (if any) display boxes with respect to the Publications that are owned by the Seller and in the Seller’s possession. Notwithstanding anything herein to the contrary and for avoidance of doubt, Inventories shall not include the October 2012/November 2012 issues of Country Sampler and Smart Retailer magazines, unless and until such issues are replaced on the newsstands in the Ordinary Course with the December 2012/January 2013 issues of Country Sampler and Smart Retailer magazines;

(d) all Governmental Authorizations held by or issued or made available to the Seller exclusively in connection with the Business and all pending applications therefor or renewals thereof, to the extent transferable by their terms or under applicable Legal Requirements;

(e) all Proprietary Rights used by the Seller exclusively in connection with the Business (the “Purchased Proprietary Rights”), including the internet web sites exclusively used in the Business and listed on Schedule 2.2(e) (the “Web Sites”), the Proprietary Rights listed on Schedules 3.19(a), 3.19(b) and 3.19(d) and, to the extent transferrable, all telephone, telecopy and email addresses and listings exclusively used by the Seller in the Business;

(f) all Software of the Seller, exclusively used by the Seller in the Business, and listed in Schedule 3.19(f);

(g) the Contracts of the Seller listed on Schedule 2.2(g) (the “Purchased Contracts”), and all rights of any nature whatsoever arising out of all Purchased Contracts;

(h) all Lists related exclusively to the Business, all files, records, documents, data, plans, proposals and all other recorded knowledge of the Seller, including all records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records (provided that the Seller may retain copies of the financial and accounting records in existence as of the Closing), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records, whether in written, electronic, visual or other form, and, subject to Legal Requirements, copies of all personnel and other records of the Seller exclusively related to the Business, to the extent, and only to the extent, located at the Real Property;

(i) All rights of the Seller to prepare, publish, sell, license and distribute, in all media (now existing or hereafter devised), any written and graphic materials published in the Publications or on the Web Sites, including any current and future supplements, newsletters and magazines, as well as any extensions and spinoffs derived from any such materials;

(j) Subject to Section 2.3(d), all claims and rights of the Seller in connection with or relating to the Purchased Assets or the Assumed Liabilities, including all claims and rights of the Seller against third parties relating to the Purchased Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent; and

(k) the Business as a going concern and all of the goodwill associated with the Business.

2.3 Excluded Assets. The Purchased Assets shall not include any of the following assets, rights and properties of the Seller (the “Excluded Assets”), all of which are excluded from the Purchased Assets and shall be retained by the Seller:

(a) all cash, cash equivalents and short-term investments of the Seller;

(b) the rights arising under those Contracts of the Seller not listed on Schedule 2.2(g) (collectively, the “Excluded Contracts”);

(c) all rights of the Seller exclusively in connection with the Business relating to deposits, prepaid expenses, claims for refunds and rights of offset (including amounts paid to the Seller in respect of the Post-Closing Advertising);

(d) all claims and rights of the Seller to federal, state, local and foreign Tax refunds, Tax refund claims, Tax credits and Tax deposits for tax periods ending before the Closing Date, and with respect to any such refund applicable to any Straddle Period, the portion of any refund for the period for which the Seller is responsible for any Straddle Period Taxes corresponding to such refund, as determined under Section 7.3;

(e) all corporate seals, corporate minute books, stock records and Tax Returns of the Seller;

(f) all insurance policies of the Seller and all of the Seller’s rights thereunder;

(g) all Governmental Authorizations of the Seller, to the extent not transferable by their terms or under applicable Legal Requirements;

(h) all assets and rights of the Seller in and with respect to the Plans and Other Benefit Obligations of the Seller;

(i) the Fixed Assets of the Seller not at the Real Property;

(j) except for the Real Property, all owned real property of the Seller not related to the Business;

(k) any non-material rights, properties or assets of any nature used in the Business but not used or held for use by the Seller exclusively in connection with the Business;

(l) the rights of the Seller under this Agreement or any document or agreement entered into in connection herewith;

(m) all accounts, notes and other receivables of the Seller, whether or not related to the Business; and

(n) the October 2012/November 2012 issues of Country Sampler and Smart Retailer magazines, unless and until such issues are replaced on the newsstands in the Ordinary Course with the December 2012/January 2013 issues of Country Sampler and Smart Retailer magazines.

2.4 Procedures for Non-Transferable Assets. If any Purchased Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable Legal Requirements without the consent of some other party or parties, the Seller shall (a) use Commercially Reasonable Efforts to obtain, as soon as reasonably possible after the Closing Date, any consents to assignment as are reasonably requested by the Buyer that were not previously obtained and (b) assign such Purchased Contracts or other property or rights included in the Purchased Assets to the Buyer on the effective date for any such consent obtained (and this Agreement shall not constitute an assignment of such Purchased Contract or other property or rights until such consent is obtained), subject to the other provisions of this Section 2.4. With respect to any Purchased Contract or property or right included in the Purchased Assets for which a necessary consent has not been obtained as of the Closing Date, if requested by the Buyer, the Seller shall enter into any reasonable arrangement with the Buyer that is designed to give the Buyer the practical benefits of such property or right, without any additional cost to the Buyer or the Seller.

2.5 Assumed Liabilities. As of the Effective Time on the Closing Date, the Buyers shall assume, and shall thereafter timely pay and perform, the following obligations and liabilities of the Seller (the “Assumed Liabilities”):

(a) the current liabilities incurred by the Seller in connection with its operation of the Business, but only to the extent that such liabilities (i) are listed on Schedule 2.5(a) and (ii) relate exclusively to the Business;

(b) the obligations of the Seller arising after the Effective Time under the Purchased Contracts, except for obligations of the Seller arising prior to the Effective Time under the Purchased Contracts and liabilities for breaches thereof occurring at or before the Effective Time; and

(c) the obligations of the Seller to run advertisements in the Buyer Publications after the Closing, to the extent payments in respect thereof have been received by the Seller at or prior to the Closing (the “Post-Closing Advertising”).

2.6 Excluded Liabilities.

(a) Except for the Assumed Liabilities, neither the Buyers nor any of their Affiliates shall assume, take subject to or be liable for any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of the Business, arising prior to the Effective Time (the “Excluded Liabilities”). The Seller shall pay and perform and shall cause its Affiliates to pay and perform, on or before the date due, all Excluded Liabilities.

(b) Without limiting the generality of Section 2.6(a), the Excluded Liabilities shall include any liabilities or obligations of the Seller arising prior to the Effective Time for:

(i) Any liabilities (including all accounts payable) relating to the Seller Publications;

(ii) any Proceedings made or pending by or against the Seller prior to the Closing Date, that arise out of or relate to the Business;

(iii) any Taxes related to the operations or assets that comprise the Business with respect to any Pre-Closing Tax Period, and any income or sales Taxes arising by reason of the transactions contemplated herein;

(iv) any Taxes of the Seller unrelated to the Business;

(v) any Contract for which the liabilities and obligations are not assumed by the Buyers pursuant to Section 2.5(b);

(vi) any breach by the Seller of Environmental Law prior to the Closing Date in connection the Business;

(vii) any Plans or Other Benefit Obligations of the Seller or any of Seller’s Affiliates (including any obligations of the Seller or any of Seller’s Affiliates to make contributions to any 401(k) plan), except for Accrued PTO, which shall be assumed pursuant to Section 2.5(a) and payable in accordance with Section 5.6;

(viii) any employment, severance, retention or termination agreement with any employee working exclusively in the Business, except for up to an aggregate of $50,000 for Seller’s severance obligations, which shall be payable in accordance with Section 5.6;

(ix) any obligation to distribute to any limited partner or general partner or otherwise to apply all or any part of the consideration received hereunder;

(x) any noncompliance prior to the Effective Time by the Business with any Legal Requirement of any Governmental Authority;

(xi) any Indebtedness or any security interest related thereto, including without limitation the Indebtedness set forth in Schedule 3.23;

(xii) any fees and expenses incurred by the Seller prior to the Effective Time in connection with the transactions contemplated hereby;

(xiii) any obligation to any limited partner, general partner or any former limited partner or general partner;

(xiv) any obligation relating to the Excluded Assets;

(xv) any claim by employees or former employees of Seller or their respective dependants for any medical claim “incurred” (meaning treatment was received prior to Closing) under the federal healthcare continuation rules known as COBRA; and

(xvi) any obligation of the Seller under this Agreement or any other document executed by the Seller in connection with the transactions contemplated hereby.

2.7 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the date hereof (the “Closing Date”) at 10:00 a.m. at the offices of BARRETT & MCNAGNY, LLP, 215 E. Berry Street, Fort Wayne, Indiana 46802, or at such other time and place as shall be mutually agreed upon by the parties; provided that the parties may agree that the Closing will occur through the electronic transfer of documents and each party may rely on each document sent electronically as an original. In the case of a Closing by the electronic transfer of documents, each party agrees to provide signed originals of such documents to the other parties hereto, as applicable, as soon as reasonably possible following the Closing. The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”) and all actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously at the Effective Time.

2.8 Closing Obligations. At the Closing:

(a) The Seller shall deliver to the Buyers:

(i) a bill of sale substantially in the form of Exhibit A attached hereto executed by the Seller, conveying the Purchased Assets constituting personal property to the CS Buyer;

(ii) an assignment and assumption agreement substantially in the form of Exhibit B attached hereto (the “Assignment & Assumption Agreement”), executed by the Seller, assigning to the CS Buyer the rights under the Purchased Contracts (subject to Section 2.4);

(iii) separate assignments of all registered Marks and Copyrights included in the Purchased Proprietary Rights substantially in the form of Exhibit D attached hereto, executed by the Seller;

(iv) domain name assignments for each Web Site substantially in the form of Exhibit E (the “Domain Name Assignments”), executed by the Seller or its Affiliate, Emmis Communications Corporation;

(v) a limited warranty deed for the Real Property conveying fee simple title to the BSR Buyer subject only to the Permitted Exceptions, an affidavit of title, a certificate of compliance with FIRPTA; and such other documents as may be reasonably required by the Title Insurance Company in order to cause the Title Insurance Company to issue the owner’s and lender’s title insurance policies, together with any necessary transfer declarations, and other documents required for the recordation of the deed;

(vi) a marked-up owner’s and lender’s Title Commitment for the Real Property dated as of the Closing Date, showing the state of the insured title as required by this Agreement and binding the Title Insurance Company to immediately issue to the BSR Buyer an owner’s title insurance policy in same form, and to PNC Bank, National Association, a lender’s title insurance policy in same form;

(vii) a non-competition, non-disclosure and non-solicitation agreement substantially in the form of Exhibit F attached hereto, executed by the Seller (the “Non-Competition Agreement”);

(viii) a subscription fulfillment and printing agreement by and between the Seller and the CS Buyer substantially in the form of Exhibit G, execute by the Seller (the “Subscription Fulfillment and Printing Agreement”);

(ix) written confirmation from R.R. Donnelley & Sons Company that the Publications have been released from the printing agreement by and between Seller and R.R. Donnelley & Sons Company following printing of the December, 2012/January, 2013 issues of the Publications and the February 2013/March 2013 issue of Country Sampler;

(x) written confirmation that the subscription fulfillment agreement by and between the Seller and Palm Coast Data has been terminated as of the Closing;

(xi) evidence satisfactory to the Buyers that all Governmental Authorizations set forth in Schedule 3.3 have been obtained and not rescinded;

(xii) evidence satisfactory to the CS Buyer of the receipt of all consents required for the purchase and assignment to the CS Buyer of the Purchased Contracts hereunder;

(xiii) evidence satisfactory to the Buyers of the release of any Liens (other than Permitted Liens) on the Purchased Assets including, without limitation, the release by Bank of America, N.A.;

(xiv) evidence that the Seller is in existence under the laws of the State of Indiana;

(xv) a certificate of the secretary of the Seller certifying (A) that attached thereto is a true and complete copy of the Seller’s certificate of formation and all amendments thereto, certified by the Secretary of State of the State of Indiana, (B) that attached thereto is a true and complete copy of the limited partnership agreement of the Seller, as then in effect, (C) that attached thereto is a true and complete copy of the resolutions adopted by the general partner of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (D) as to the incumbency and signatures of any of the Seller’s officers who shall execute documents at the Closing or who have executed this Agreement; and

(xvi) a website hosting services agreement substantially in the form of Exhibit H attached hereto (the “Website Services Agreement”), executed by the Seller’s Affiliate, Emmis Interactive, Inc.;

(b) The Buyers shall deliver to the Seller:

(i) the Purchase Price;

(ii) the Assignment & Assumption Agreement executed by the CS Buyer, pursuant to which the CS Buyer shall assume the obligations of the Purchased Contracts and all other Assumed Liabilities;

(iii) the Non-Competition Agreement, executed by the Buyers;

(iv) the Subscription Fulfillment and Printing Agreement, executed by the CS Buyer;

(v) any sales disclosure form required by the State of Illinois, executed by the BSR Buyer;

(vi) evidence that each Buyer is in existence under the laws of the State of Indiana;

(vii) a certificate of an officer of each Buyer certifying (A) that attached thereto is a true and complete copy of such Buyer’s certificate of formation and all amendments thereto, certified by the Secretary of State of the State of Indiana, (B) that attached thereto is a true and complete copy of the resolutions adopted by the sole member of such Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Documents, as applicable, and the performance of the transactions contemplated hereby, (C) that pursuant to the operating agreement of such Buyer, the attached resolutions duly authorize the execution, delivery and performance of this Agreement and the Buyer Documents by the officers named in the certificate, and (D) the incumbency and signatures of such Buyer’s officers who shall execute documents at the Closing or who have executed this Agreement; and

(viii) the Website Services Agreement, executed by the CS Buyer.

2.9 Purchase Price. At the Closing, and in consideration of the sale of the Purchased Assets, the Buyer shall provide the Seller consideration (the “Purchase Price”) consisting of cash in an amount equal to $8,700,000.00.

2.10 Manner of Payment. On the Closing Date, the Buyers shall pay or cause to be paid the Purchase Price, by wire transfer of immediately available funds, to an account or accounts that the Seller shall designate in writing to the Buyers at least three (3) days prior to the Closing Date.

2.11 Purchase Price Allocation. An amount equal to the Purchase Price plus the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with Schedule 2.11. The allocation set forth in such schedule is intended to comply with the requirements of Section 1060 of the Code. The Seller and the Buyers agree to file all income Tax Returns or reports, including IRS Form 8594, for their respective taxable years in which the Closing occurs, to reflect the allocation described in Schedule 2.11 and agree not to take any position inconsistent therewith before any Governmental Authority charged with the collection of any Tax or in any other Proceeding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyers that:

3.1 Organization; Good Standing. The Seller (i) is a limited partnership, duly organized and validly existing under the laws of the State of Indiana; (ii) has all requisite power and authority to own, lease and operate the properties and assets used in the Business and to conduct the Business as it is presently conducted; and (iii) is duly qualified to do business as a foreign limited partnership and is in good standing under the laws of each state or other jurisdiction in which the operation of the Business requires such qualification except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect.

3.2 Authority; Enforceability. The Seller has the absolute and unrestricted right, authority, power and capacity to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by the Seller in connection herewith (collectively, with this Agreement, the “Seller Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of the Seller Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary limited partnership action on the part of the Seller, including the approval of the Seller’s general partner. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and upon execution and delivery by the Seller of each Seller Document to which it is a party, such Seller Document shall constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws, and similar laws affecting creditors’ rights and remedies generally and general principles of equity (whether asserted in an action at law or in equity).

3.3 Consents and Approvals; No Violations. Except as disclosed in Schedule 3.3, neither the execution and delivery of the Seller Documents by the Seller nor the performance of the Seller’s obligations thereunder nor the consummation by the Seller of the transactions contemplated thereby will: (a) conflict with or result in a breach of the terms, conditions, or provisions of, (b) constitute a default under, (c) result in a violation of, (d) result in the creation of any Lien on the assets of the Seller or the equity of the Seller under or pursuant to, or (e) require any Governmental Authorization, exemption or other action by or declaration or notice to any third party or Governmental Authority pursuant to (i) the certificate of formation or limited partnership agreement or similar partnership governance documents of the Seller, (ii) any Purchased Contract, or (iii) any Legal Requirement or Governmental Authorization.

3.4 Lists. The Lists within the Purchased Assets are described on Schedule 3.4, and are located at the Real Property, other than copies of such Lists held by Palm Coast Data in connection with fulfillment services being performed on behalf of the Seller by Palm Coast Data.

3.5 Financial Statements.

(a) Schedule 3.5(a) contains the Seller’s unaudited balance sheets and statements of income of the Business for the fiscal years ended February 28, 2011 and February 29, 2012 and for the six-month period ended August 31, 2012 (collectively, the “Statements of Operations”). The Statements of Operations have been prepared in accordance with GAAP consistently applied and accurately and fairly present in all material respects the results of operations of the Business as operated by the Seller for the respective periods covered thereby, except that (i) employee health insurance expense reflected in the statements is an estimate of the Business’s share of consolidated health insurance expense and not necessarily indicative of actual claims activity of the Business, and (ii) such statements do not include income tax expense or benefit, interest income and expense, disclosures required by GAAP in notes accompanying financial statements, and non-cash compensation expenses associated with certain equity grants.

(b) Certain Business-related liabilities are recorded on a consolidated basis on the Seller’s corporate balance sheet and are not reflected on the individual Business’s balance sheet (e.g., accrued employee insurance liability). A list of such liabilities is set forth on Schedule 3.5(b). Except as disclosed on Schedule 3.5(b), to the Knowledge of the Seller, the Seller does not have any material obligation or liability of any kind (known, unknown, contingent or otherwise) related to or in connection with the Business, except for Excluded Liabilities, liabilities and obligations set forth on Schedule 2.5(a), and the Seller’s obligations set forth in the Seller Contracts, excluding liabilities for breaches thereof.

3.6 Absence of Certain Changes. Except as disclosed in Schedule 3.6, since December 31, 2011, the Seller has conducted the Business only in the Ordinary Course and there has not been any:

(a) change, event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect;

(b) loss or damage, that is not insured, affecting any of the material Purchased Assets;

(c) payment or increase by the Seller of any compensation to employee, contractor or consultant other than salary and bonus payments in the Ordinary Course;

(d) entry into, modification or amendment of, breach or transfer of, termination or notice of termination, or cancellation or waiver of, or material change in the terms of, any (A) Governmental Authorization related to the Business, (B) material Purchased Contract related to the Business other than as described in the Purchased Contracts set forth on Schedule 2.2(g); (C) transaction or group of related transactions outside the Ordinary Course involving a total financial commitment by or to the Seller related to the Business in excess of $25,000; or (D) or any Purchased Contract with any employee of the Business whether for employment, severance, services, support or otherwise (except as described in the Purchased Contracts set forth on Schedule 2.2(g));

(e) sale, lease or other disposition of any material Fixed Assets or mortgage or creation or imposition of any Lien (other than a Permitted Lien) on any Purchased Assets;

(f) delay or postponement by the Seller of the payment of accounts payable or other liabilities of the Seller related to the Business or acceleration of the collection of any account receivable related to the Business outside the Ordinary Course;

(g) incurrence of any indebtedness for money borrowed by the Seller (including pursuant to any notes, bonds or debt securities), other than in the Ordinary Course under credit facilities existing as of January 1, 2011; or

(h) agreement by the Seller to do any of the foregoing.

3.7 Taxes and Tax Returns.

(a) The Seller has duly and timely filed all Illinois sales and income Tax Returns required to be filed by it in connection with the Business on or before the date hereof, and all such Tax Returns are true, correct and complete in all material respects. No filing extensions for any such Tax Return required to be filed by the Seller are currently in effect. The Seller has not consented to extend the time in which any sales or income Tax payable to the State of Illinois or any agency thereof may be assessed or collected by any such taxing authority. The Seller has duly paid all such Illinois sales and income Taxes that have been incurred and are due and payable to any such taxing authorities as of the date hereof.

(b) Schedule 3.7(b) lists all of the states and localities with respect to which the Seller is required to file any income, sales, business or franchise Tax Returns with respect to the Business.

(c) There has been withheld or collected from each payment made to each Employee at the Closing in connection with the transactions contemplated hereby all FICA, unemployment, and payroll taxes required by law to be withheld from such Employee as of the date hereof.

3.8 Proceedings; Governmental Orders.

(a) No claims or Proceedings have been commenced or are pending or, to the Knowledge of the Seller that relate directly to the Business, have been threatened against the Seller or that challenge or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Seller, no circumstance exists that is reasonably likely to give rise to any such claim or Proceeding.

(b) There are no outstanding orders, injunctions or, decrees of any Governmental Authority, and there are no settlement agreements with any Person, that (i) restrict the ownership, disposition or use of the Purchased Assets or the conduct of the Business as currently operated, or (ii) could reasonably be expected to prevent or delay the consummation of the transactions contemplated by, or affect the enforceability of, this Agreement.

3.9 Compliance with Law; Governmental Authorizations. The Seller conducts, and since January 1, 2009, has conducted, the Business in compliance in all material respects with all permits, orders, injunctions and decrees and applicable laws, rules and regulations of any Governmental Authority. Schedule 3.9 sets forth all Governmental Authorizations held by the Seller related to the Business. The Seller is in material compliance with all such Governmental Authorizations.

3.10 Environmental Matters.

(a) Except as set forth in the Phase I Environmental Site Assessment dated September 6, 2012 (the “Phase I Report”), by AEI Consultants (AEI Project No. 311512), to the Knowledge of the Seller, the Seller (i) is in compliance in all material respects with all Environmental Laws in connection with the Business and the Real Property, (ii) is not liable under any Environmental Laws in connection with the Business or the Real Property for any material response, removal, remediation or other costs to clean-up Hazardous Substances, (iii) has not received any written communication that alleges that it (x) is not, or at any time has not been, in such compliance, or (y) has caused exposure of any natural person to any Hazardous Substances in connection with the Business, (iv) has not caused any Release of Hazardous Substances in violation of any Environmental Laws with respect to the Real Property, or any other real estate adjoining the Real Property, and (v) is in material compliance with any Environmental Permits for the Real Property.

(b) Except as set forth in the Phase I Report, to the Knowledge of the Seller, neither the Seller nor its predecessors have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance, on the Real Property in violation of any Environmental Law.

(c) The Seller has provided the Buyers with access to available copies and results of all material reports, assessments, audits, investigations, studies, analyses, tests, or monitoring initiated by the Seller or any Affiliate for Hazardous Substances in, on, or under the Real Property.

(d) Except as set forth on the in the Phase I Report, none of the following exists in, on or under the Real Property:

(i) underground storage tanks;

(ii) asbestos-containing material in any form or condition;

(iii) materials or equipment containing polychlorinated biphenyls; or

(iv) landfills, surface impoundments, or disposals areas.

(e) The Seller has not conducted printing or publishing operations at the Real Property.

(f) The representations and warranties set forth in this Section are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

3.11 Employee Benefit Plans.

(a) The Seller’s Affiliate, Emmis Operating Company, has made available a Seller Benefit Plan to the Employees, and such Seller Benefit Plan will not be terminated by the Seller as a result of the consummation of the transactions contemplated hereby. Except for the Accrued PTO as provided in Section 5.6, the Seller has not incurred (nor has any event occurred that could reasonably be expected to result in the Seller incurring) any liability in connection with any Seller Benefit Plan or previously existing employee benefit plan that could reasonably be expected to become, on or after the Closing Date, an obligation or liability of the Buyers as a result of the consummation of the transactions contemplated hereby.

(b) Neither the Seller nor any Seller ERISA Affiliate maintains, or has at anytime established or maintained, or has at any time been obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA). Seller does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or made, contributions to or under any plan, which provides post-retirement medical or health benefits with respect to Employees of the Seller. There is no Lien upon the Purchased Assets outstanding pursuant to Section 412(n) of the Code in favor of any Seller Benefit Plan. No Purchased Assets have been provided as security for any Seller Benefit Plan pursuant to Section 401(a)(29) of the Code.

(c) The consummation of the transactions contemplated hereby will not (as to any benefit to become vested) accelerate vesting or increase any liability under any Seller Benefit Plan in which the Employees participate.

3.12 Employees and Independent Contractors. Schedule 3.12-1 lists each employee and independent contractor who is employed or retained by the Seller and who works exclusively in the Business as of the date hereof (including, without limitation, employees on approved or legally mandated leaves of absence) and lists such Employee’s or independent contractor’s compensation for the fiscal 5-month period ended July 31, 2012, exclusive of employer Taxes. Each such Employee’s and independent contractor’s title and annual salary, hourly wage and commission and/or bonus structure (as applicable), in each case exclusive of employer Taxes, has previously been made available to the Buyer. Except as set forth in Schedule 3.12-2, the Seller is not a party to or bound by any agreement for the employment of any person who works for the Seller exclusively in connection with the Business on the date hereof which is not terminable without liability or any payment obligation (other than payment obligations imposed by applicable law) on thirty (30) days’ or less notice. Schedule 3.12-2 lists all individual employment and compensation agreements applicable to the Employees or independent contractors of the Seller who work exclusively in the Business on the date hereof. There are no bonus or severance arrangements individually or generally made available to Employees or independent contractors of the Seller who work for the Seller exclusively in the Business on the date hereof. The Seller has made available to the Buyer true, correct and complete copies of all agreements, contracts and arrangements referred to in this Section 3.12.

3.13 Labor Matters. The Seller is not a party to or bound by any collective bargaining or any other type of labor or union agreement which covers any Employees. No strike, labor suit or Proceeding or labor administrative Proceeding is pending or, to the Knowledge of the Seller, threatened respecting the Employees, and, to the Knowledge of the Seller, no such matter has been threatened within the two year period prior to the date of this Agreement.

3.14 Contracts; Advertisers and Suppliers.

(a) Schedule 2.2(g) sets forth a complete and accurate list of each Purchased Contract as in effect on the date hereof, including:

(i) each agreement exclusively relating to the Business to which the Seller is a party that would be reasonably expected to limit the freedom of the Buyer to continue to conduct the Business in any geographical area or otherwise to conduct the Business as currently conducted by the Seller;

(ii) each contract or agreement to which the Seller is a party involving payments by the Seller for printing, production, editorial, content development or other services related exclusively to the Business;

(iii) each sales contract or agreement to which the Seller is a party with a customer or a vendor of, and relating to, the Business; and

(iv) each distribution and slotting fee contract relating to the Business.

Except as set forth on Schedule 2.2(g), to the Knowledge of the Seller, no party to any of the Purchased Contracts, has notified the Seller in writing of such party’s intention to terminate its relationship with the Business as a result of the transactions contemplated by this Agreement.

(b) Reserved.

(c) Schedule 3.14(c) contains a list of the top five (5) suppliers or vendors of the Seller by dollar volume of products or services sold to the Seller and related to the Business during calendar year 2011. Except as disclosed in Schedule 3.14(c), no such supplier or vendor has notified the Seller that it intends to cease doing business with the Business or materially and adversely alter the amount or method of business it is currently undertaking in connection with the Business, and to the Knowledge of the Seller, no such supplier or vendor has any such intention.

(d) The Seller is not in default or violation (and to the Knowledge of the Seller, no event has occurred which with notice or lapse of time would constitute a default or violation) of any material term, condition or provision of any Purchased Contract or any order, writ, judgment, injunction, decree or settlement of any court applicable to the conduct of the Business or Purchased Assets.

3.15 Assets.

(a) Schedule 3.15(a) contains (i) a list of all of the Fixed Assets owned by the Seller and exclusively used by the Seller in operating the business as of the Closing Date, and (ii) a list of all Purchased Contracts that are leases of personal property as of the Closing Date.

(b) The Seller owns good and valid title to all of the Purchased Assets free and clear of all Liens except (i) for the Permitted Liens, (ii) for the Permitted Exceptions (solely with respect to the Real Property), and (iii) as otherwise noted in Schedule 2.23.

(c) The tangible personal property constituting part of the Purchased Assets, taken as a whole, is in reasonable operating condition, ordinary wear and tear excepted, and is adequate for its intended purposes.

(d) The Purchased Assets (along with the assets of the Seller used to perform its obligations under the Website Services Agreement) constitute substantially all of the assets and properties used by the Seller in connection with the operation of the Business which are reasonably necessary for Buyer to continue the operation of the Business in substantially the same manner as conducted immediately prior to the Closing.

3.16 Real Property.

(a) Schedule 3.16 contains all of the legal descriptions of the Real Property. Except as otherwise noted in Schedule 3.16, the Real Property listed on Schedule 3.16 is all the real estate owned, leased or used by the Seller exclusively in the operation of the Business.

(b) The Seller has delivered to the BSR Buyer a commitment or commitments (individually and collectively, the “Title Commitment”) issued by a nationally recognized American Land Title Association (“ALTA”) approved title insurance company reasonably satisfactory to the BSR Buyer (“Title Insurance Company”) in which the Title Insurance Company commits itself to issue to the Buyer an Owner’s Policy of Title Insurance (2006 ALTA Owner’s Policy Form) upon demand, with its general exceptions deleted, showing that the Seller can convey to the BSR Buyer fee simple title to the Real Property, subject only to Permitted Exceptions, with extended coverage over all general exceptions, and with the following endorsements: ALTA Form 3.1 Zoning, Comprehensive, Survey, and Access and Entry, and other such endorsements as the Buyer may reasonably request. The Seller shall be responsible for the payment of fees and expenses for the Title Commitment. Notwithstanding the prior sentence, all fees and expenses arising out of any endorsement shall be borne by the BSR Buyer. In addition, Seller will simultaneously cause to be delivered to PNC Bank, National Association; a commitment or commitments in which the Title Insurance Company commits itself to issue to such lender a Lender’s Policy of Title Insurance, inclusive of endorsements, in a form acceptable to such lender (the “Lender’s Commitment”). The BSR Buyer shall be responsible for the payment of fees and expenses for the Lender’s Commitment.

(c) The Seller has delivered to the BSR Buyer a survey or surveys of the Real Property (individually and collectively, the “Survey”). Each Survey shall be prepared by a surveyor licensed by the State of Illinois and (i) shall be prepared in accordance with and shall comply without qualification with the minimum standard detail requirements for land title surveys as most recently adopted by ALTA, the American Congress on Surveying and Mapping, and the National Society of Professional Surveyors (2011), including the following Table A optional requirements: 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 11(a), 13, 14, 16, 17, 18, 20(a) and 21 (minimum coverage $500,000), (ii) shall be certified to the Seller, the BSR Buyer, the BSR Buyer’s lender, the Title Insurance Company, and such other parties as the Buyer may request, and (iii) shall be in a form and shall be certified as of a date satisfactory to the Title Insurance Company to delete standard survey exceptions from the Title Commitment. All fees and expenses arising out of the preparation and delivery of the Survey shall be borne by the Seller.

(d) As of Closing, except as set forth on Schedule 3.16:

(i) the Seller holds fee simple title to the Real Property free and clear of all Liens subject only to the Permitted Exceptions;

(ii) the Real Property is in a condition sufficient for the operations of the Business as currently conducted;

(iii) there are no pending or, to the Knowledge of the Seller, threatened condemnation proceedings, suits or administrative actions relating to the Real Property or other matters, including violations of zoning laws and ordinances, affecting adversely the current use, occupancy or value thereof;

(iv) there are no written or oral, recorded or unrecorded, leases or other agreements with the Seller granting to any party or parties the right of use or occupancy of any portion of the parcels of Real Property;

(v) there are no outstanding written or oral, recorded or unrecorded, options or rights of first refusal with the Seller to purchase the Real Property, or any portion thereof or interest therein;

(vi) there are no parties (other than the Seller) in possession of all or any part of the Real Property; and

(vii) to the Knowledge of the Seller, the operation of the Business at the Real Property does not violate any recorded easement, covenant, restriction or similar provision in any instrument of record affecting such Real Property.

3.17 Inventories. The Inventories of the Seller related to the Business are of a quality and quantity useable in the normal and ordinary course of business. Except for Inventory held by Palm Coast Data on behalf of Seller, (a) none of the Seller’s Inventory is held on consignment, or otherwise, by third parties, and (b) the Inventory is located at the Real Property.

3.18 Reserved.

3.19 Proprietary Rights.

(a) Ownership and Right to Use. Except as set forth on Schedule 3.19(a), the Seller either (i) owns the entire right, title and interest in and to the Purchased Proprietary Rights, free and clear of any Lien other than Permitted Liens, or (ii) has the perpetual, royalty-free right to use the same. Schedule 3.19(a) contains a true, correct and complete list of all Purchased Proprietary Rights that are licensed to the Seller pursuant to a written agreement or, in the absence of a written agreement, provides a summary of the material terms of such unwritten agreement. Except as disclosed in Schedule 3.19(a), the Seller does not have any obligation to pay any fee to any Person for any Purchased Proprietary Right used by the Seller in connection with the Business. The Seller is not in breach in any material respect of any Contract for the Purchased Proprietary Rights. There is no Seller Contract, other than those Contracts listed in Schedule 3.19(a), that grants any Person a license in any Purchased Proprietary Rights of the Seller or that imposes any restriction on the Seller’s use of the Purchased Proprietary Rights.

(b) Marks, Trade Names and Domain Names. Schedule 3.19(b) contains true, correct and complete lists of (i) each Mark and trade name that has been used by the Seller exclusively in connection with the Business, (ii) each application and registration by the Seller with respect to any such Marks or trade names, and (iii) the domain names used for any of the Web Sites (showing in each case the registered or other owner, expiration date and number, if any). Except as otherwise disclosed on Schedule 3.19(b), the Seller has the exclusive right to use each such Mark, trade name and domain name within the scope, and in the geographic area, of its present use. Except as listed on Schedule 3.19(b), to the Knowledge of the Seller: (x) no other Person is using a similar Mark or trade name to describe a business or a domain name in connection with a business that is similar to the Business, (y) no other Person is using a similar Mark to describe products or services that are similar to the products or services of the Business, and (z) no other Person is currently using any Mark or trade name in a manner that would preclude the Seller from using its Marks and trade names throughout the United States in the manner and to the extent it has used such Marks and trade names in the past.

(c) Patents. The Seller does not own or license any Patent.

(d) Copyrights. Schedule 3.19(d) contains a true, correct and complete list of each Copyright application and registration owned by the Seller and included in the Purchased Proprietary Rights. The Seller owns or possesses all legal rights to all Copyrights necessary for the conduct of the Business as currently conducted. All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Purchased Proprietary Rights on behalf of the Seller either: (i) is a party to a valid and enforceable “work-for-hire” agreement under which Seller is deemed to be the sole and exclusive original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign solely and exclusively in favor of Seller of all right, title and interest in such material.

(e) Trade Secrets. The Seller has taken Commercially Reasonable Efforts to prevent the unauthorized disclosure of its Trade Secrets. All employees, agents, consultants or contractors of the Business have executed non-use and confidentiality agreements, or are otherwise bound by obligations of confidentiality, that cover and protect all of the Trade Secrets of the Business.

(f) Software. Schedule 3.19(f) contains a true, correct and complete list of all of the Software (showing in each case any owner, licensor or licensee) included in the Purchased Assets, other than off-the-shelf, commercially-available Software (the “Seller Software”). Except as set forth in Schedule 3.19(f), the Seller Software constitutes all of the Software necessary for the conduct of the Business as currently conducted. Each Person who has participated in the development of the Seller Software that is owned by the Seller is a party to a Seller Contract pursuant to which such Person has assigned the Proprietary Rights in such Software (including the related documentation) to Seller. Schedule 3.19(f) also contains a true, correct and complete list of each Seller Contract in which the Seller has licensed any of the Seller Software from any other Person, other than off-the-shelf, commercially-available Software. Seller has used and is currently using the Seller Software within the scope of any license for the Seller Software to which Seller is a party. In connection with the Business, (x) the Seller does not sell, license or market Software, and (y) the Seller has not entered into any Contract that grants any other Person a license or sublicense in any of the Seller Software.

(g) No Infringement. In connection with the Business, the Seller has not infringed upon or misappropriated any Proprietary Right of another Person. To the Knowledge of the Seller, no Person is interfering with, infringing upon or misappropriating any Purchased Proprietary Rights. No unresolved claim has been asserted against the Seller in writing: (i) that another Person has any right or interest in or to any of the Seller’s Marks, trade names, Trade Secrets or Know-How included in the Purchased Proprietary Rights; (ii) that the Seller is infringing upon any Proprietary Right of such Person; (iii) claims invalidity of any Purchased Proprietary Rights owned by Seller; or (iv) that challenges the Seller’s right to use any of the Purchased Proprietary Rights.

(h) Except as set forth on Schedule 3.19(h): (i) all registrations for Copyrights and Marks required to be identified on Schedules 3.19(b) and (d) are valid and in force, and all applications to register any unregistered Copyrights and Marks so identified are pending, all without, to the Knowledge of the Seller, challenge of any kind; (ii) the Purchased Proprietary Rights owned by Seller and required to be identified on Schedules 3.19(b) and (d) are, to the Seller’s Knowledge, valid and enforceable; and (iii) Seller has the sole and exclusive right to bring actions for infringement or unauthorized use of the Purchased Proprietary Rights owned by Seller, and to the Knowledge of Seller, there is no basis for any such action.

3.20 Reserved.

3.21 Lists; Circulation.

(a) Lists. The Seller has made available to the Buyer current, accurate and complete Lists. The Seller has maintained the confidentiality of the Lists in a commercially reasonable manner, and has maintained the Lists in accordance with all Legal Requirements. To the Knowledge of the Seller, no employee, agent or representative of the Seller, or any other Person, has (i) misappropriated the Lists or (ii) taken information from the Lists other than in the Ordinary Course.

(b) Publications. Except as set forth on Schedule 3.21(b), the Publications constitute all of the publications of Seller related exclusively to the Business. Schedule 3.21(b) sets forth the current standard paid subscription and advertising rates for the Publications.

(c) Circulation. Schedule 3.21(c) sets forth true and correct circulation quantities for the January 2011 through June 2012 issues of each Publication.

3.22 Reserved.

3.23 Indebtedness. Except as set forth in Schedule 3.23, the Seller does not have any outstanding indebtedness for borrowed money as of the Closing that is secured by a Lien (other than a Permitted Lien) on any of the Purchased Assets, including, any indebtedness for borrowed money owing to any Affiliate of the Seller.

3.24 Brokers or Finders. Neither the Seller nor any of its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE III ABOVE, THE SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ASSETS, LIABILITIES OR OPERATIONS OF THE BUSINESS INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED. THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE III ABOVE, THE BUYER IS ACQUIRING THE PURCHASED ASSETS ON AN “AS-IS, WHERE-IS” BASIS, WITH ALL FAULTS. THE BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND REMEDIES SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITATIONS ON SUCH REPRESENTATIONS, WARRANTIES, COVENANTS AND REMEDIES SET FORTH IN THIS AGREEMENT, THE BUYER IS RELYING SOLELY UPON ITS OWN INVESTIGATION OF SELLER, THE PURCHASED ASSETS AND THE BUSINESS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyers jointly and severally represent and warrant to the Seller that:

4.1 Organization. Each of the CS Buyer and the BSR Buyer is a limited liability company duly organized and validly existing under the laws of the State of Indiana.

4.2 Authority Relative to this Agreement. Each Buyer has the requisite limited liability company power and authority to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by it in connection herewith (collectively, with this Agreement, the “Buyer Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of the Buyer Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary limited liability company action on the part of the Buyers. This Agreement has been duly and validly executed and delivered by the Buyers, and upon execution and delivery by each Buyer of each of the Buyer Documents to which it is a party, such Buyer Documents shall constitute, legal, valid and binding obligations of the respective Buyer, enforceable against each Buyer in accordance with its respective terms, subject to and limited by the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws and similar laws affecting creditors’ rights and remedies generally and general principles of equity (whether asserted in an action at law or in equity).

4.3 Consents and Approvals; No Violations.

(a) Neither the execution and delivery of the Buyer Documents by the Buyers nor the performance by the Buyers of their respective obligations thereunder nor the consummation by the Buyers of the transactions contemplated hereby and thereby will (i) conflict with or violate the articles of organization or limited liability company agreement of the Buyers, (ii) result in a violation or breach of, or constitute a default under, any material contract, agreement or instrument to which either Buyer is a party or by which any of their respective properties or assets is bound, or (iii) violate any Legal Requirement.

(b) No filing with, and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Buyers of the transactions contemplated by this Agreement.

4.4 Brokers or Finders. Neither the Buyers nor any of their Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

4.5 No Proceedings. There are no Proceedings pending or, to the Knowledge of the Buyers, threatened against or related to the Buyers which could reasonably be expected to affect the Buyers’ ability to consummate the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Further Assurances. Each party hereto shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement. In addition, Seller and CS Buyer acknowledge and agree that (a) CS Buyer shall cause the financial statements for the Business for the period ending September 30, 2012 to be prepared in accordance with historical practices and shall make Seller’s Controller, Lisa Buchanan, available to prepare such statements, and (b) Seller shall continue, for a period of thirty (30) days after the Closing, to conduct Ordinary Course periodic back-ups of electronic data constituting Purchased Assets which is stored at the Real Property.

5.2 Publicity. Unless otherwise required by applicable law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

5.3 Collection of Seller’s Accounts Receivables; Set-off Rights.

(a) The parties acknowledge that after the Closing, (i) the Seller may receive amounts from sales of the Publications that, pursuant to this Agreement, belong to the Buyers and that (ii) the Buyers may receive amounts from sales of the Publications that, pursuant to this Agreement, belong to the Seller. Each party, therefore, shall (consistent with the terms hereof) promptly remit to the other party (in the form received) any and all amounts received by it (regardless of the source thereof) and to which such other party is entitled pursuant to the terms of this Agreement. Promptly after request, each party shall provide the other all supporting documents or records with respect to funds received, retained and set-off by such party.

(b) All amounts received by any party after the Closing in respect of sales of the Seller Publications shall, for all purposes, be the property of and belong to the Seller and the Buyers shall remit any amounts they receive in respect thereof to the Seller as provided in clause (a) above. All amounts received by either party after the Closing in respect of sales of the Buyers Publications shall be the property of and belong to the Buyers and the Seller shall remit any amounts it receives in respect thereof to the Buyers as provided in clause (a) above.

5.4 Cooperation. The parties shall use commercially reasonable efforts to collect, and shall cooperate in the collection of, the amounts described above and shall promptly remit to the other party any mail or other communications, including any written or email inquiries and payments to which the other party is entitled under this Agreement.

5.5 Internet Addresses/Domain Names. The Seller agrees to take whatever steps are reasonably necessary to formally transfer ownership of the content on the pages of the Seller’s Web Sites and the domain names for each Web Site to the CS Buyer within ten (10) days following the Closing.

5.6 Employees.

(a) As of the Effective Time, the Seller shall terminate the employment of all the employees who work exclusively in connection with the Business (the “Terminated Employees”). The Seller shall pay all amounts owed to the Terminated Employees for services rendered prior to the Effective Time, including in respect of salary and any accrued but unpaid bonuses; provided, that the Seller shall not pay any amounts to the Terminated Employees who do not subsequently qualify as Transferred Employees in respect of accrued but unpaid time off (“Accrued PTO”).

(b) The CS Buyer shall, or shall cause an Affiliate of the CS Buyer to, offer employment effective on the Closing Date, to all of the Terminated Employees (who may include any Terminated Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence) other than those identified on Schedule 5.6(b) (the Terminated Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”). Seller shall extend COBRA benefits (to the extent required by applicable law) to any Terminated Employees who do not become Transferred Employees. For the period commencing as of the Effective Time and ending on the date which is sixty (60) days from the Closing, the Seller shall be responsible for all severance expenses for any Transferred Employee terminated by the CS Buyer for any reason, and such payment from the Seller may either be paid directly to such terminated Transferred Employee or paid as a reimbursement to the CS Buyer; provided, however, the CS Buyer shall pay when due up to an aggregate amount of $50,000 toward any severance payments due from Seller to the Transferred Employees under the Emmis Operating Company Severance Pay Plan for Entity Leaders and Department Heads dated effective January 1, 2009, and the Emmis Operating Company Severance Pay Plan for Employees dated January 1, 2009; provided, further, that any obligations under such plans in excess of the aggregate amount of $50,000 shall be the sole liability of Seller.

(c) At the Effective Time, the CS Buyer shall, or shall cause an Affiliate of the CS Buyer to, provide each Transferred Employee with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Seller immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are substantially similar to the target bonus opportunities (excluding equity-based compensation) provided by the Seller immediately prior to the Closing; and (iii) retirement and welfare benefits that are substantially similar in the aggregate to those provided by the Seller immediately prior to the Closing. Further, the CS Buyer shall, or shall cause an Affiliate of the CS Buyer to, give each Transferred Employee credit for his or her Accrued PTO and pay such amounts to such Transferred Employee as required by law or otherwise had such Transferred Employee remained in the employ of the Seller; provided, however, the CS Buyer’s obligation to pay such amount shall not exceed, in the aggregate, the Accrued PTO amount set forth in Schedule 2.5(a). After the Effective Time, the CS Buyer shall have no obligation to continue such salary, hourly wages, target bonus or retirement and welfare benefits.

(d) With respect to any employee benefit plan maintained by the CS Buyer or an Affiliate of the CS Buyer for the benefit of any Transferred Employee, effective as of the Closing, the CS Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with the Seller, as if such service were with the CS Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits, (y) such service was not recognized under the corresponding benefit plan, or (z) such service is greater than ten (10) years.

(e) This Section 5.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.6. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.6 shall not create any right in any Transferred Employee or any other Person to any employment with the CS Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

(f) In accordance with Treasury Regulation Section 54.4980B-9, the Seller shall remain responsible for all liabilities and obligations in connection with claims for post-employment medical, vision and dental benefits that may be required under I.R.C. § 4980B in connection with (i) any of its Terminated Employees, or (ii) any “qualified beneficiary” (within the meaning of I.R.C. § 4980B) of any such Terminated Employees who is receiving post-employment medical, vision or dental benefits or whose “qualifying event” (within the meaning of I.R.C. § 4980B) entitling such individual to such benefits occurred on or before the Closing Date (collectively, “M&A qualified beneficiaries” as defined in Treas. Reg. Section 54.5980B-9, Q/A-4).

5.7 Post-Closing Printing. After the Closing, the CS Buyer shall cause all Buyer Publications (ending with the December 2012/January 2013 of Smart Retailer and the February 2013/March 2013 issue of Country Sampler) to be printed by R.R. Donnelley & Sons Company, on terms and conditions no worse than those set forth in the agreement between the Seller and R.R. Donnelley & Sons Company as of the date hereof. Further, the CS Buyer shall purchase all of its requirements for paper stock from the Seller at Seller’s cost for use in such publications (subject to the amount of paper stock maintained by the Seller at R.R. Donnelly & Sons Company’s printing facilities).

5.8 Post-Closing Fulfillment. After the Closing, the CS Buyer shall cause all Buyer Publications (ending with the December 2012/January 2013 issues) to be fulfilled by Palm Coast Data, on terms and conditions no worse than those set forth in the agreement between the Seller and Palm Coast Data as of the date hereof.

5.9 Post-Closing Newstand. For the period commencing on the Closing through September 30, 2014, the CS Buyer shall cause all Buyer Publications to be marketed, distributed, billed and collected for resale by Comag Marketing Group, LLC, on terms and conditions no worse than those set forth in the agreement between the Seller and Comag Marketing Group, LLC as of the date hereof.

ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.1 Survival of Representations and Warranties. All representations and warranties made by the Seller in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the expiration of eighteen (18) months from the Closing Date, other than (a) the representations and warranties made by the Seller in Section 3.10 (Environmental Matters) which shall survive for three (3) years, (b) the representations and warranties made by the Seller in Section 3.7 (Taxes and Tax Returns) and Section 3.11 (Employee Benefit Plans), which shall survive for the period of the applicable statute of limitations plus a period of sixty (60) days, and (c) the Fundamental Representations and Warranties which shall survive the Closing Date without limitation as to time. Notification under Section 6.3(a) or Section 6.4 shall toll the running of any survival period in this Section 6.1, provided that such notification adequately describes the specific representation and warranty to which the indemnification claim relates.

6.2 Indemnification. Subject to the terms, conditions and limitations set forth in this Article VI, from and after the Closing:

(a) The Seller shall defend, indemnify and hold harmless the Buyers and their Affiliates (and the officers, directors, managers, equity holders, employees and agents of each of them) (collectively, the “Buyer Indemnified Parties”) from and against any Damages that arise or result, directly or indirectly, from any of:

(i) any breach of or inaccuracy in any representation or warranty of the Seller set forth in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement; provided that, solely for purposes of determining Damages, each qualification and exception regarding materiality or Material Adverse Effect in each such representation and warranty shall be disregarded and given no effect;

(ii) any Excluded Liability (including any Excluded Liability related to the Excluded Contracts and any Excluded Liability that becomes, or is alleged to have become, a liability of either of the Buyers under any applicable bulk sales law or successor liability law); and

(iii) the failure of the Seller to perform any covenant or agreement of the Seller set forth in this Agreement (including in Article V hereof) or any of the other Seller Documents.

(b) The Buyers shall, jointly and severally, defend, indemnify and hold harmless the Seller and its Affiliates (and the officers, directors, equity holders, employees and agents of each of them) from and against any Damages that arise or result, directly or indirectly, from any of:

(i) any breach of or inaccuracy in any representation or warranty of any Buyer set forth in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement; provided that, solely for purposes of determining Damages, each qualification and exception regarding materiality or Material Adverse Effect in each such representation and warranty shall be disregarded and given no effect;

(ii) any Assumed Liability; and

(iii) the failure of any Buyer to perform any of its covenants or agreements set forth in this Agreement or any of the other Buyer Documents.

6.3 Procedure for Indemnification – Third-Party Claims.

(a) If any Person shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation hereunder except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is prejudiced by the failure to give such notice.

(b) Except as specifically provided herein, if any Proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 6.3(a), the Indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding, if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense, (ii) the Indemnifying Party provides to the Indemnified Party evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the third-party claim and to fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party conducts the defense of the third-party claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party, and (iv) the Indemnifying Party is a party to the Proceeding, no actual conflict of interest arises from such representation. In the event the Indemnifying Party assumes such defense, the Indemnified Party shall, in its discretion, have the right to employ separate counsel (selected by it) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. If the Indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(c) If (i) notice is given to the Indemnifying Party of the commencement of any third-party Proceeding and the Indemnifying Party does not, within 20 days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, or (ii) any of the conditions set forth in clauses (i)-(iii) of Section 6.3(b) above become unsatisfied, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim. Notwithstanding the foregoing, the Indemnified Party may not resolve or settle any such third-party claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party may elect to participate in such Proceedings, negotiations or defense at any time at its own expense.

(d) The parties hereto hereby consent to the non-exclusive jurisdiction of any court in the jurisdiction in which a Proceeding is properly brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

(e) With respect to any third-party claim subject to indemnification under this Article VI, (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person informed of the status of such third-party claim and any related Proceedings at all stages thereof if such Person is not represented by its own counsel, and (ii) the parties agree to render (each at its own expense) to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

(f) With respect to any third-party claim subject to indemnification under this Article VI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use Commercially Reasonable Efforts, in respect of any third-party claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Legal Requirements), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any third-party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g) For purposes of Section 6.2, a “breach” of a representation or warranty shall include allegations in a Proceeding brought by a third-party against a party alleging facts that, if true, would constitute a breach of such representation or warranty.

6.4 Indemnification Procedure – Direct Claims. If an Indemnified Party shall claim indemnification hereunder for any claim other than a third-party claim, the Indemnified Party shall notify the Indemnifying Party in writing of the basis for such claim setting forth the nature of such claim in reasonable detail. The Indemnifying Party shall give written notice of any disagreement with such claim within thirty (30) days following receipt of the Indemnified Party’s notice of the claim, specifying in reasonable detail the nature and extent of such disagreement.

6.5 Sole Remedy. After the Closing has occurred, the right to indemnification pursuant to this Article VI will be the exclusive remedy of each party hereto in connection with any breach by the other party of its representations, warranties, covenants or agreements contained herein or in any certificate, document, instrument or agreement delivered hereunder; provided, however, that nothing in this Agreement shall (i) preclude any party from seeking any available remedy for fraud or intentional misrepresentation, or (ii) preclude any action in equity for the breach of any such covenant or agreement applicable after the Closing.

6.6. Indemnity Basket. The Buyer Indemnified Parties may not assert any Rep and Warranty Claim against the Seller unless and until the aggregate amount of all Damages resulting from all Rep and Warranty Claims exceed the Indemnity Basket. Once the aggregate amount of all Damages resulting from all Rep and Warranty Claims exceed the Indemnity Basket, the Buyer Indemnified Parties may, subject to Section 6.7 below, recover the entire amount of all Damages resulting from all Rep and Warranty Claims.

6.7. Indemnity Caps.

The Buyer Indemnified Parties may not assert (a) a Rep and Warranty Claim against the Seller to the extent the aggregate amount of all Damages relating to all Rep and Warranty Claims is greater than the Indemnity Cap, or (b) any claim for indemnification arising under this Article VI against the Seller to the extent the aggregate amount of all losses relating to all claims for indemnification arising under this Article VI is greater than the Purchase Price.

6.8. Mitigation of Damages.

The Buyer shall use its best efforts to mitigate any Damages that are indemnifiable hereunder, whether by asserting claims against third parties, by qualifying for a benefit that may reduce or eliminate an indemnified matter, or otherwise. In the event that the Buyer fails to use its best efforts to mitigate any such Damages, then notwithstanding anything else to the contrary contained herein, the Seller shall not be required to indemnify a Buyer Indemnified Party for any Damage that could reasonably be expected to have been avoided or reduced if the Buyer had made such efforts.

6.9. Subrogation of Rights.

In the event that the Seller makes any payment in respect of Damages pursuant to this Article VI, the Seller shall, to the extent of such payment, be subrogated to all rights of the Buyer Indemnified Parties against any third party in respect of the Damages to which such payment relates. The Buyer shall execute upon request all instruments, documents and agreements reasonably required to evidence or further perfect such right of subrogation.

6.10. No Right of Set-Off.

If a Buyer Indemnified Party is entitled to indemnification against the Seller under this Article VI, such Buyer Indemnified Party may not set-off any liability to, or apply any amounts at any time held by such Buyer Indemnified Party on behalf of, the Seller against any of the obligations of the Seller relating to such indemnification.

6.11. No Duplication of Recovery.

Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by email transmission, or (iii) sent by certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth on Appendix B hereto (or such other address for a party as shall be specified by like notice). Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a business day during normal business hours and, if otherwise, on the next business day; (y) if sent by email transmission, immediately upon confirmation that such transmission has been successfully transmitted on a business day before or during normal business hours and, if otherwise, on the business day following such confirmation; or (z) if sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a business day, on the first business day after delivery, or if sent by certified mail, on the fifth (5th) business day following mailing.

7.2 Fees and Expenses; Sales Taxes. Regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. The Seller shall pay any sales or use Taxes arising out of the transactions contemplated hereby. The Buyer and the Seller, upon reasonable request by the other party, shall use all reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

7.3 Allocation and Payment of Certain Taxes. With respect to Taxes of the Business related to a Straddle Period, each party shall bear their proportionate share of such Taxes as determined under this paragraph. In the case of any Taxes that are imposed on a periodic basis, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period, and (ii) in the case of all other Taxes, be determined based on an interim closing of the books as of the close of business on the Closing Date. In situations where one party is responsible under this agreement for all or a portion of any Taxes that are billed to the other party (for example, with respect to property taxes that are paid in arrears), the party that is billed by the Taxing Authority shall provide a copy of the bill to the other Party accompanied by a calculation of the amount of the tax owed by each party (a “Tax Notice”). Within 7 days of receipt of the Tax Notice, the non-billed party shall transmit a cash payment to the billed party for its allocable portion of the tax as determined under this Section 7.3.

7.4 Assignment; No Third-Party Rights. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; provided that the rights and interests of the CS Buyer hereunder may be assigned to Annie’s Publishing, LLC, an Indiana limited liability company. Except as expressly set forth in Article VI, this Agreement and its provisions are for the sole benefit of the parties to this Agreement and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.

7.5 Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of Indiana, without regard to principles of conflicts of laws.

7.6 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

7.7 Construction. Each party acknowledges that such party and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

7.8 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.

7.10 Entire Agreement. This Agreement, including the Appendices, the Exhibits and the Disclosure Schedules, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Appendices, Exhibits and the Disclosure Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the parties and their representatives with respect to the sale of the Business and the transactions contemplated by this Agreement.

7.11 Prevailing Party. If any litigation or other Proceeding is brought to enforce or interpret the terms of this Agreement or any other agreement delivered in connection herewith, the prevailing party shall be entitled to recover all fees, costs and expenses related thereto from the non-prevailing party or parties, including but not limited to reasonable attorneys’ and accounting fees, costs and expenses. For purposes of the prior sentence, the “prevailing party” means the party whose position is substantially upheld in a final judgment rendered in such litigation or other Proceeding, or if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body that considers the appeal.

SIGNATURE PAGES FOLLOW

EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE SELLER:

EMMIS PUBLISHING, L.P.

By: EMMIS OPERATING COMPANY, its sole general partner

By:
Jeffrey H. Smulyan
President and CEO

THE BUYERS:

BIG SANDY REALTY, LLC

By:
David J. McKee
Chief Executive Officer

COUNTRY SAMPLER, LLC

By:
David J. McKee
Chief Executive Officer

EXECUTION COPY

APPENDIX A

DEFINITIONS

“Accrued PTO” has the meaning given to it in the Section 5.6(a).

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person or is a director or officer of the specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

“Agreement” has the meaning given to it in the introductory paragraph of this Agreement.

“ALTA” has the meaning given to it in the Section 3.16(b).

“Assignment & Assumption Agreement” has the meaning given to it in Section 2.8(a)(2).

“Assumed Liabilities” has the meaning given to it in Section 2.5.

“Business” has the meaning given to it in the Background Statement.

“Buyer” has the meaning given to it in the introductory paragraph of this Agreement.

“Buyer Documents” has the meaning given to it in Section 4.2.

“Buyer Publications” means all Publications shipped by R.R. Donnelly & Sons Company on or after October 1, 2012.

“CERCLA” means the federal statute commonly referred to as the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Closing” has the meaning given to it in Section 2.7.

“Closing Date” has the meaning given to it in Section 2.7.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161 et seq. and 26 U.S.C. § 4980B).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a prudent business Person would use in similar circumstances to achieve a desired result in a reasonably efficient and cost-effective manner and as expeditiously as possible; provided that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby.

“Contract” means any agreement, contract, promise or undertaking (whether oral or written) related exclusively to the Business.

“Copyright” means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other country as a result of statute or treaty.

“Damages” means damages, losses, liabilities, claims, expenses (including cost of investigation and reasonable attorneys’ fees), actually incurred by an Indemnified Party. Damages shall be determined net of (i) any insurance proceeds to which an Indemnified Party has received relating to such Damages, and (ii) any net Tax benefits to which an Indemnified Party is or may be entitled as a result of such Damages. EXCEPT FOR DAMAGES SOLELY RESULTING FROM FRAUD, WILLFUL MISCONDUCT, INTENTIONAL MISREPRESENTATION OR CRIMINAL ACTIVITY OF THE SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, IN NO EVENT SHALL DAMAGES INCLUDE ANY AMOUNTS (A) IN RESPECT OF SPECIAL, SPECULATIVE, REMOTE, EXEMPLARY, INDIRECT, INCIDENTAL, TREBLE, CONSEQUENTIAL OR PUNITIVE DAMAGES, (B) BASED UPON ANY THEORY OF LOST PROFITS OR DIMINUTION OF VALUE, OR (C) BASED UPON A MULTIPLIER OF EARNINGS OR OTHER VALUATION MULTIPLE OR FINANCIAL INDICIA.

“Disclosure Schedules” means the disclosure schedules delivered by the Seller to the Buyer upon execution of this Agreement.

“Domain Name Assignments” has the meaning given to it in Section 2.8(a)(iv).

“Effective Time” has the meaning given to it in Section 2.7.

“Employees” means the employees of the Seller listed in Schedule 3.12-1.

“Environmental Laws” means any Legal Requirement that regulates the generation, storage, handling, discharge, emission, transportation, treatment or disposal of Hazardous Substances or to the protection of the environment, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Clean Water Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and the Hazardous Material Transportation Act, in each case as amended, and the regulations implementing such acts and the state and local equivalent of such acts and regulations.

“Excluded Assets” has the meaning given to it in Section 2.3.

“Excluded Contracts” has the meaning given to it in Section 2.3(b).

“Excluded Liabilities” has the meaning given to it in Section 2.6(a).

“Fixed Assets” means, with respect to a Person, all equipment, machinery, furniture and furnishings, fixtures, tools, dies, computer hardware, data processing and telecommunications equipment, office equipment, vehicles and other tangible personal property of every type and kind owned, used or useable by such Person, owned by such Person.

“Fundamental Representations and Warranties” means the representations and warranties set forth in Sections 3.1 through and including 3.3, and set forth in Section 3.15(b) of this Agreement.

“GAAP” has the meaning given to it in Section 1.2(g).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through capital stock or otherwise by any of the foregoing.

“Governmental Authorization” means any approval, consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Hazardous Substance” includes each substance identified or designated as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a solid waste, hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous or (iii) it is or contains, without limiting the foregoing, petroleum hydrocarbons, asbestos, polychlorinated biphenyls or urea formaldehyde.

“Indebtedness” means all indebtedness for borrowed money of the Seller that relates exclusively to the Business, including the notional amount under letters of credit, borrowings under revolving lines of credit, guaranty obligations, and all accrued but unpaid interest, indemnities, premiums, penalties, fees, expenses and other obligations related thereto.

“Indemnity Basket” means and amount equal to 1% of the Purchase Price.

“Indemnity Cap” means an amount equal to 20% of the Purchase Price.

“Indemnified Party” has the meaning given to it in Section 6.3(a).

“Indemnifying Party” has the meaning given to it in Section 6.3(a).

“Inventories” means, with respect to a Person, all inventories of such Person of finished goods, work in process, raw materials and spare parts and all other materials and supplies to be used, consumed or sold by such Person.

“Know-How” means ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, whether patentable or not and whether reduced to practice or not.

“Knowledge of the Buyers” means the knowledge of Mike Klansek, David McKee and Jack Sloan and the knowledge any such Person would be expected to have or obtain after reasonable inquiry.

“Knowledge of the Seller” means the knowledge of the Ryan Hornaday and Margaret Kernan and the knowledge any such Person would be expected to have or obtain after reasonable inquiry.

“Legal Requirement” means any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or Governmental Authority and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business or the ownership or use of any of its assets.

“Lender’s Commitment” has the meaning given to it in Section 3.16(b).

“Lien” means any lien, security interest, pledge, mortgage or similar encumbrance.

“Lists” means, to the extent currently existing and maintained by or for Seller, all lists of (i) past, present and prospective customers of the Business, including the current complete paid subscription list and complimentary subscription list, including in each case the subscriber’s name, address, payment status and renewal date, and all other relevant subscription information such as carrier routes, gift codes, tracking codes, source codes, all other information relating to subscription records, and all physical subscription records, including subscription cards, telephone orders and any other physical subscription records, in whatever existing form or format, (ii) internet web traffic, advertisers, subscribers (including names, addresses and account details of all lapsed and current subscribers) and sponsors of the Business; all public relations lists which are generated by the Seller and related exclusively to the Business, and (iii) all rights of Seller to third party lists used by the Seller and used in connection with the Publications.

“Mark” means any word, name, symbol or device used by a Person to identify its goods or services, whether or not registered, all goodwill associated therewith, and any right that may exist to obtain a registration with respect thereto from any Governmental Authority and any rights arising under any such application. As used in this Agreement, the term “Mark” includes trademarks and service marks.

“Material Adverse Effect” means a material adverse change in the condition (financial or otherwise), results of operations, assets, business, properties or liabilities of the Seller, the Business or any of its Publications or a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement, other than (i) changes to the economy of the United States of America, the global economy, or the industry or markets in which the Business operates, (ii) changes resulting from the announcement or disclosure of this Agreement or the transactions contemplated hereby, (iii) changes in general economic, regulatory or political conditions or changes in the countries, territories or political subdivisions in which the Business operates, (iv) changes resulting from military action or any act of terrorism, (v) changes in the debt, financing or securities markets, (vi) changes in Legal Requirements, or (vii) changes resulting from compliance with this Agreement.

“Non-Competition Agreement” has the meaning given to it in Section 2.8(a)(vii).

“Ordinary Course” means an action taken by a Person only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) or by its members or other owners, unless such authorization is obtained.

“Other Benefit Obligations” means all obligations, arrangements, plans or customary practices, whether or not legally enforceable, to provide benefits, other than salary or wages, as compensation (whether taxable or not) for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, plans or customary practices that are Plans, including consulting agreements, sabbatical and leave policies, severance policies, stock option and other stock compensation plans, fringe benefits within the meaning of Section 132 of the Code and cafeteria plans under Section 125 of the Code.

“Patent” means any patent granted by the U.S. Patent and Trademark Office or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Exceptions” means (i) the lien of general real estate taxes not yet due and payable, subject to proration of taxes as hereinafter provided; (ii) liens or encumbrances of a definite or ascertainable amount and which will be paid and discharged in full by or for the Seller at or prior to the Closing; and (iii) zoning ordinances and easements, covenants, conditions, and restrictions of record, if any, which have not been objected to by the Buyer prior to the Closing or have been approved by the Buyer.

“Permitted Liens” means (i) with respect to real property (A) Liens for or relating to real estate taxes and assessments not yet due and payable, (B) zoning, building code and similar restrictions and land use laws that are not violated by the current use or occupancy of such real property, and (C) easements, covenants, conditions and restrictions of record which, individually or in the aggregate, do not materially and adversely impair the current use or occupancy of such real property, (ii) Liens for or relating to personal property taxes and assessments not yet due and payable, (iii) worker’s, carrier’s, mechanic’s, materialman’s and similar Liens incurred in the Ordinary Course for sums not constituting borrowed money, that are not overdue, (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements, (v) Liens that are immaterial in character, amount and extent, and which do not detract from the value of or interfere with the present or proposed use of the properties they affect, and (vi) all other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or other legal entity.

“Phase I Report” has the meaning given to it in Section 3.10(a).

“Plan” means an employee welfare benefit plan within the meaning of Section 3(1) of Employee Retirement Income Security Act of 1994, as amended (“ERISA”), an employee pension benefit plan with the meaning of Section 3(2) of ERISA or a plan that is both.

“Post-Closing Advertising” has the meaning given to it in Section 2.5(c).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proprietary Rights” means, with respect to a Person, all Copyrights, Marks, Trade Secrets, Patents, intellectual property rights in inventions and discoveries, whether patentable or not and whether reduced to practice or not, trade names, intellectual property rights in internet web sites and internet domain names and intellectual property rights in Know-How, whether secret or not, owned or used by such Person.

“Publications” has the meaning given to it in the Background Statement.

“Purchase Price” has the meaning given to it in Section 2.9.

“Purchased Assets” has the meaning given to it in Section 2.2.

“Purchased Contracts” has the meaning given to it in Section 2.2(g).

“Purchased Proprietary Rights” has the meaning given to it in Section 2.2(e).

“Real Property” means the real property located at 707 Kautz Road, Saint Charles, Illinois.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment, including ambient air, surface water, groundwater, land surface or subsurface strata.

“Rep and Warranty Claim” means any claim, action or cause of action (arising out of a common set of facts, circumstances, acts or omissions) asserted by a Buyer Indemnified Party for the breach or inaccuracy of one or more of the representations and warranties (other than Fundamental Representations and Warranties) made by the Seller in this Agreement.

“Seller” has the meaning given to it in the introductory paragraph of this Agreement.

“Seller’s Accounts Receivable” means, (i) all trade accounts receivable and other rights to payment from subscribers of Seller’s Publications and the benefit of security for such accounts or rights to payment (if any), (ii) all trade accounts receivable and other rights to payment from advertisers of or in the Seller Publications and the benefit of security for such accounts or rights to payment (if any), (iii) all trade accounts receivable and other rights to payment from newsstand sales of the Seller Publications and the benefit of security for such accounts or rights to payment (if any), and (iv) all other accounts or notes receivable of any Person owed to Seller that relate exclusively to the Business and the benefit of security for such accounts or notes (if any).

“Seller Benefit Plans” means all benefit plans, as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, which now are maintained by the Seller or Seller’s Affiliate, Emmis Operating Company, or to which the Seller now has an obligation to contribute and in which the Employees participate as of the date hereof.

“Seller Documents” has the meaning given to it in Section 3.2.

“Seller ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Seller is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Seller Publications” means all Publications shipped by R.R. Donnelly & Sons Company prior to October 1, 2012 (including the October/November 2012 issues of the Publications).

“Software” means, with respect to a Person, all types of computer software programs owned or used by such Person, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code versions thereof. The term “Software” also includes all documentation and written or electronic materials that explain the structure or use of the Software or that were used in the development of the Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials.

“Statements of Operations” has the meaning given to such term in Section 3.5(a).

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subscription Fulfillment and Printing Agreement” has the meaning given to it in Section 2.8(a)(viii).

“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Seller.

“Survey” has the meaning given to it in Section 3.16(c).

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, social security, unemployment, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, addition to tax or penalty, imposed by any Governmental Authority, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

“Terminated Employees” has the meaning given to it in Section 5.6(a).

“Title Commitment” has the meaning given to it in Section 3.16(b).

“Title Insurance Company” has the meaning given to it in Section 3.16(b).

“Trade Secrets” means business or technical information of any Person including, but not limited to, customer lists, marketing data and Know-How, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.

“Transferred Employees” has the meaning given to it in Section 5.6(b).

“Website Services Agreement” has the meaning given to it in Section 2.8(a)(xvi).

“Web Sites” has the meaning given to it in Section 2.2(e).

EXECUTION COPY

APPENDIX B

NOTICES

if to the Seller:

Emmis Publishing, L.P.

One Emmis Plaza

40 Monument Circle

Indianapolis, Indiana 46204

Attention: Ryan Hornaday

email: rhornaday@emmis.com

with a copy to:

Emmis Publishing, L.P.

One Emmis Plaza

40 Monument Circle

Indianapolis, Indiana 46204

Attention: Ian Arnold

email: iarnold@emmis.com

if to the Buyer, to:

Country Sampler, LLC

306 East Parr Road

Berne, Indiana 46711

Attention: Michael Klansek

email: mike_klansek@drgnetwork.com

with a copy to:

Barrett & McNagny, LLP

215 E. Berry Street

Fort Wayne, IN 46802

Attention: John C. Barce

email: jcb@barrettlaw.com